Exhibit (d)(9)

Schedule A

Limited Liability Companies and Portfolios Covered by the Sub-Advisory Agreement, dated as of June 19, 2008, between

Fidelity Investments Money Management, Inc.

and

Fidelity Management & Research (U.K.), Inc.

Name of LLC	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	Fidelity Tactical Income Central Fund	Fixed-Income	06/19/2008
Fidelity Central Investment Portfolios II LLC	Fidelity 2-5 Year Duration Securitized Bond Central Fund	Fixed-Income	06/19/2008
Fidelity Central Investment Portfolios II LLC	Fidelity Corporate Bond 1-10 Year Central Fund	Fixed-Income	06/19/2008
Fidelity Central Investment Portfolios II LLC	Fidelity Mortgage Backed Securities Central Fund	Fixed-Income	06/19/2008

Agreed and Accepted
as of September 28, 2009

Fidelity Investments Money Management, Inc.		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Management & Research (U.K.) Inc.

By:	/s/ JS Wynant		By:	/s/ JS Wynant
Name:	JS Wynant		Name:	JS Wynant
Title:	Treasurer		Title:	Treasurer